EX-99.i.2

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

December 27, 2013

Boards of Trustees
Voyageur Insured Funds
Voyageur Mutual Funds
Voyageur Tax Free Funds
Voyageur Intermediate Tax Free Funds
Voyageur Mutual Funds II
Delaware Group State Tax-Free Income Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Voyageur Insured Funds – Delaware Tax-Free Arizona Fund
Voyageur Mutual Funds – Delaware Minnesota High-Yield Municipal Bond Fund, Delaware Tax-Free California Fund, Delaware Tax-Free Idaho Fund, and Delaware Tax-Free New York Fund
Voyageur Tax Free Funds – Delaware Tax-Free Minnesota Fund
Voyageur Intermediate Tax Free Funds – Delaware Tax-Free Minnesota Intermediate Fund
Voyageur Mutual Funds II – Delaware Tax-Free Colorado Fund
Delaware Group State Tax-Free Income Trust – Delaware Tax-Free Pennsylvania Fund

Ladies and Gentlemen:

     We have acted as counsel to Voyageur Insured Funds, Voyageur Mutual Funds, Voyageur Tax Free Funds, Voyageur Intermediate Tax Free Funds, Voyageur Mutual Funds II, and Delaware Group State Tax-Free Income Trust, each of which is a Delaware statutory trust (together, the “Trusts”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Voyageur Insured Funds Post-Effective Amendment No. 52, Voyageur Mutual Funds Post-Effective Amendment No. 45, Voyageur Tax Free Funds Post-Effective Amendment No. 52, Voyageur Intermediate Tax Free Funds Post-Effective Amendment No. 48, Voyageur Mutual Funds II Post-Effective Amendment No. 45, and Delaware Group State Tax-Free Income Trust Post-Effective Amendment No. 64 (together, the “Amendments”) to their respective Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The Amendments were filed on October 31, 2013. The purpose of the Amendments is to register an indefinite number of institutional class shares (the “Shares”) of beneficial interest for the above-referenced series of the Trusts (together, the “Funds”).

     We have reviewed the Trusts’ Agreements and Declarations of Trust, By-laws and resolutions adopted by the Trusts’ Boards of Trustees in connection with establishing institutional class shares for the Funds, as well as such other legal and factual matters as we have deemed appropriate.

Boards of Trustees
December 27, 2013

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trusts, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

     We have assumed the following for purposes of this opinion:

     1. The Shares will be issued in accordance with the Trusts’ Agreements and Declarations of Trust, By-laws and resolutions of the Trusts’ Boards of Trustees relating to the creation, authorization and issuance of shares.

     2. The Shares will be issued against payment therefor as described in the Trusts’ Prospectuses and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendments, the shares to be issued pursuant to the Amendments will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to Voyageur Insured Funds Post-Effective Amendment No. 53, Voyageur Mutual Funds Post-Effective Amendment No. 46, Voyageur Tax Free Funds Post-Effective Amendment No. 53, Voyageur Intermediate Tax Free Funds Post-Effective Amendment No. 49, Voyageur Mutual Funds II Post-Effective Amendment No. 46, and Delaware Group State Tax-Free Income Trust Post-Effective Amendment No. 65.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/Jonathan M. Kopcsik
Jonathan M. Kopcsik